EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-292885, No. 333-291740, No. 333-286547, No. 333-268383, No. 333-275931, No. 333-280682, No. 333-282223 and No. 333-284603), and Form S-8 (No. 333-261606, No. 333-267115, No. 333-274513 and No. 333-281338), and Form S-1 (No. 333-262536, No. 333-264668, No. 333-270195 and No. 333-273170) of our report dated March 26, 2026, relating to the financial statements of Dermata Therapeutics, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

San Diego, California

March 26, 2026